Exhibit 99.1

VITAMIN SHOPPE, INC. 2101 91st Street North Bergen, NJ 07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Record Second Quarter 2012 Results

27th Consecutive Quarter of Positive Comparable Sales Growth

Second Quarter Highlights:

•	Comparable store sales grew 8.3%

•	E-commerce revenue increased 20.3%

•	Net sales increased 13.4%

•	Fully diluted EPS of $0.55, an increase of 37.5%

NORTH BERGEN, N.J., August 7, 2012 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal second quarter ended June 30, 2012. Net sales in fiscal second quarter 2012 advanced 13.4% while operating income rose 35.9%. During the period, the company reported fully diluted earnings per share (EPS) of $0.55; up from $0.40 in fiscal second quarter 2011.

Tony Truesdale, Chief Executive Officer of the Company commented, “I am very pleased with our strong second quarter results. Our top line growth was driven by continued strong retail performance with positive comparable store sales and solid e-commerce sales. The strength of our sales performance is supported by disciplined merchandising, knowledgeable Health Enthusiasts and superior execution.”

Mr. Truesdale further commented, “Looking ahead, we have many opportunities to continue to fuel our long-term growth. These include; expanding our store base, introducing new products, international expansion and continuing to grow e-commerce. We also have the operational and financial discipline to continue to manage our business to ensure we deliver profitable growth.”

Fiscal Second Quarter 2012 Results

Net sales increased $29.0 million, or 13.4%, to $245.0 million for the three months ended June 30, 2012, compared with $215.9 million for the three months ended June 25, 2011. This increase was the result of; 1) an 8.3% increase in comparable store sales, 2) growth from new stores, and 3) a 20.3% increase in e-commerce sales.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $17.0 million, or 11.9%, to $159.2 million for the three months ended June 30, 2012, compared with $142.2 million for the three months ended June 25, 2011.

Gross profit increased $12.0 million, or 16.3%, to $85.8 million for the fiscal 2012 second quarter, compared with $73.7 million for fiscal second quarter 2011. Gross profit as a percentage of net sales was 35.0% for the quarter ended June 30, 2012, up from 34.1% in fiscal second quarter 2011. The improvement in gross profit margin reflects leverage on occupancy and supply chain costs.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $4.7 million, or 8.9%, to $58.1 million for the quarter ended June 30, 2012, compared with $53.3 million for the quarter ended June 25, 2011. SG&A as a percentage of net sales was 23.7% for the quarter ended June 30, 2012, compared to 24.7% in fiscal second quarter 2011.

Income from operations increased $7.3 million, or 35.9%, to $27.7 million for the three months ended June 30, 2012, compared with $20.4 million for the three months ended June 25, 2011. As a percentage of revenue, income from operations was 11.3% for the fiscal 2012 second quarter, compared with 9.4% for fiscal second quarter 2011.

Net income increased $4.6 million or 38.8%, to $16.6 million for the three months ended June 30, 2012, compared with $12.0 million for fiscal second quarter 2011. This was primarily attributable to stronger sales and margin improvement.

Earnings per diluted share increased 37.5% to $0.55 in fiscal second quarter 2012 from $0.40 in second quarter 2011.

Balance Sheet and Cash Flow

Cash and equivalents at June 30, 2012 were $50.4 million. Capital expenditures were $5.0 million in the quarter. Capital expenditures were used primarily for the build-out of new stores and improvements to existing stores, as well as computer equipment related to those stores.

2012 Outlook

For the current year management expects:

•	To open 52 new stores

•	Comparable store sales growth in mid-single digits for the remainder of the year

•	Continued improvement in operating income margin

•	Capital expenditures between $35 million and $40 million

Webcast

Management will host a conference call to discuss its fiscal second quarter 2012 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The online replay will be available immediately following the call. A telephonic replay will also be available beginning at 11:30 a.m. ET and can be accessed by dialing 1-877-870-5176 or for international callers, 1-858-3845517. The passcode for the replay is 9067140. The replay will be available until 11:59 p.m. ET on August 14, 2012.

About Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe, BodyTech and True Athlete proprietary brands. The Vitamin Shoppe conducts business through more than 550 company-owned retail stores, national mail order catalogs, and website, www.VitaminShoppe.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/#!/VitaminShoppe.

Forward Looking Statement

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Net sales	$244,981	$215,942	$493,032	$432,794
Cost of goods sold	159,226	142,230	318,941	283,806

Gross profit	85,755	73,712	174,091	148,988
Selling, general and administrative expenses	58,051	53,319	115,958	107,770

Income from operations	27,704	20,393	58,133	41,218
Loss on extinguishment of debt	—	—	—	552
Interest expense, net	187	527	374	1,657

Income before provision for income taxes	27,517	19,866	57,759	39,009
Provision for income taxes	10,922	7,914	22,903	15,468

Net income	$16,595	$11,952	$34,856	$23,541

Weighted average common shares outstanding
Basic	29,309,667	28,750,355	29,177,598	28,653,474
Diluted	29,918,219	29,538,485	29,868,078	29,416,315
Net income per common share
Basic	$0.57	$0.42	$1.19	$0.82
Diluted	$0.55	$0.40	$1.17	$0.80

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

unaudited

	Three Months Ended		Six Months Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Sales:
Retail	$220,175	$194,674	$441,150	$387,316
Direct	24,806	21,268	51,882	45,478

Net sales	$244,981	$215,942	$493,032	$432,794

Income from operations:
Retail	$45,706	$37,385	$93,676	$76,212
Direct	4,758	3,990	10,368	8,568
Corporate costs	(22,760)	(20,982)	(45,911)	(43,562)

Income from operations	$27,704	$20,393	$58,133	$41,218

Increase in comparable store net sales	8.3%	8.0%	9.0%	8.0%
Depreciation and amortization	$5,326	$5,000	$10,855	$9,848
Impairment charge on fixed assets	$—	$291	$528	$291
Amortization of deferred financing fees	$83	$84	$165	$198

Capital Expenditures	$4,996	$5,412	$10,883	$9,911

Gross profit as a percent of net sales	35.0%	34.1%	35.3%	34.4%
Income from operations as a percent of net sales	11.3%	9.4%	11.8%	9.5%

Store Data:
Stores open at beginning of period	543	497	528	484
Stores opened	9	9	24	24
Stores closed	(1)	(1)	(1)	(3)

Stores open at end of period	551	505	551	505

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$50,436	$10,754
Inventories	120,024	121,494
Prepaid expenses and other current assets	22,247	20,768

Total current assets	192,707	153,016
Property and equipment, net of accumulated depreciation and amortization of $171,329 and $163,247 in 2012 and 2011, respectively	86,532	88,677
Goodwill	177,248	177,248
Other intangibles, net	68,789	68,852
Other assets	3,101	2,812

Total assets	$528,377	$490,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$343	$956
Accounts payable	20,549	22,279
Accrued expenses and other current liabilities	48,525	60,438

Total current liabilities	69,417	83,673
Capital lease obligations, net of current portion	125	—
Deferred income taxes	14,741	13,725
Deferred rent	29,468	28,738
Other long-term liabilities	9,173	8,666

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 29,721,187 shares issued and outstanding at June 30, 2012, and 29,216,888 shares issued and outstanding at December 31, 2011	297	292
Additional paid-in capital	271,584	256,795
Retained earnings	133,572	98,716

Total stockholders’ equity	405,453	355,803

Total liabilities and stockholders’ equity	$528,377	$490,605

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